PRICING SUPPLEMENT NO. 26                                         Rule 424(b)(3)
DATED:  September 10, 2003                                   File No. 333-104455
(To Prospectus dated April 24, 2003,
and Prospectus Supplement dated April 24, 2003)

                                 $10,227,293,162
                         THE BEAR STEARNS COMPANIES INC.
                           MEDIUM-TERM NOTES, SERIES B

Principal Amount: $65,000,000    Floating Rate Notes [x]  Book Entry Notes [x]

Original Issue Date: 9/15/2003   Fixed Rate Notes [ ]     Certificated Notes [ ]

Maturity Date: 9/15/2005         CUSIP#: 073928B77

Option to Extend Maturity:       No       [x]
                                 Yes      [ ]     Final Maturity Date:


                                                 Optional            Optional
                          Redemption             Repayment           Repayment
   Redeemable On           Price(s)               Date(s)            Price(s)
   -------------        --------------         -------------        -----------

        N/A                   N/A                   N/A                 N/A

Applicable Only to Fixed Rate Notes:
------------------------------------

Interest Rate:

Interest Payment Dates:

Applicable Only to Floating Rate Notes:
---------------------------------------

Interest Rate Basis:                        Maximum Interest Rate:  N/A

[ ] Commercial Paper Rate                   Minimum Interest Rate:  N/A

[ ] Federal Funds Effective Rate

[ ] Federal Funds Open Rate                 Interest Reset Date(s):  *

[ ] Treasury Rate                           Interest Reset Period:  Quarterly

[ ] LIBOR Reuters                           Interest Payment Date(s):  **

[x] LIBOR Telerate

[ ] Prime Rate

[ ] CMT Rate

Initial Interest Rate:  1.24%               Interest Payment Period:  Quarterly

Index Maturity:  Three Months

Spread (plus or minus):  +0.10%

*     On the 15th of each December, March, June and September prior to Maturity.

** On the 15th of each December, March, June and September, including the maturity date.


At May 31, 2003:

      o the Company had outstanding (on an unconsolidated basis) approximately $39.8 billion of debt and other obligations, including approximately $36.7 billion of unsecured senior debt and $2.5 billion of unsecured inter-company debt; and

      o subsidiaries of the Company had outstanding (after elimination of inter-company items) approximately $163.9 billion of debt and other obligations (including $45.5 billion related to securities sold under repurchase agreements, $60.7 billion related to payables to customers, $29.2 billion related to financial instruments sold, but not yet purchased, and $28.5 billion of other liabilities, including $15.9 billion of debt).

The distribution of Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.